MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS Fourth Quarter 2011 Highlights:

	•	GAAP revenue of $717.8 million and GAAP EPS of ($6.44), which includes restructuring, impairments and other charges of ($6.08) per share
	•	Non-GAAP revenue of $772.1 million and adjusted non-GAAP EPS of ($0.21); adjusted non-GAAP EPS of ($0.09) excluding unfavorable tax effects
	•	Semiconductor Materials and Solar Materials revenue declined sequentially due to continued weak underlying markets
	•	SunEdison interconnected 161 MW of solar energy systems; at quarter end 255 MW were under construction
	•	Cash and cash equivalents of $586 million at quarter end

St. Peters, MO, February 15, 2012 – MEMC Electronic Materials, Inc. (NYSE: WFR) announced financial results for the fourth quarter and full year 2011 that reflected the continued challenging environment in both the semiconductor and solar markets.

Revenue in the company’s Semiconductor Materials business was lower sequentially and year-over-year as softer demand negatively impacted shipments and pricing. Solar Materials revenue declined sharply both sequentially and year-over-year due to significantly weaker wafer pricing and volumes. For the fourth quarter 2011, SunEdison recognized non-GAAP revenue from solar energy systems representing 109 MW, up 33% sequentially and up 32% year-over-year. Despite interconnecting 161 MW in the 2011 fourth quarter, SunEdison’s project pipeline remained flat versus the prior quarter at 3.0 GW, but was up over 100% year-over-year.

“During the fourth quarter and in the midst of a semiconductor market cyclical downturn and what we view as a prolonged and severe solar market dislocation, we initiated a broad restructuring to improve our overall competitive position, said MEMC’s Chief Executive Officer Ahmad Chatila. “While the semiconductor market remains soft, we see signs of an improved second half of 2012. As the market recovers, we believe our productivity efforts and 300mm expansion will pay dividends. In the restructuring, we have sized the Solar Materials business to supply our downstream pipeline with low cost, high quality solar materials products. Although solar interconnections roughly doubled in 2011 and we expect strong growth in 2012, uncertainty regarding feed-in-tariffs and credit markets in Europe will remain challenging in 2012. Our operations and pipeline in the most promising, stable markets, and our brand recognition position us for long-term growth in solar. Through productivity and restructuring efforts, we will be positioned for both semiconductor, and eventually solar, market upturns.”

-more-

1 | Page

Revenue

GAAP revenue for the fourth quarter was $717.8 million, representing a decline of 16% from $850.1 million in the fourth quarter of 2010 and an increase of 39% from $516.2 million in the third quarter of 2011. The year-over-year decline was due to lower semiconductor and solar wafer volume and pricing, partially offset by higher solar energy system direct sales. The sequential increase was primarily driven by higher solar energy system sales in the fourth quarter which included $142.6 million, net of $27.4 million of profit deferrals, of solar energy system sales recognized as non-GAAP revenue in the third quarter which were recognized as GAAP revenue in the fourth quarter, partially offset by weaker semiconductor wafer volume and pricing and significantly weaker solar wafer volume and pricing.

Non-GAAP revenue for the quarter was $772.1 million, a decrease of 19% from $949.5 million in the 2010 fourth quarter and a decrease of 10% from $859.0 million in the 2011 third quarter. The year-over-year and sequential decline were due to lower semiconductor and solar wafer volume and pricing, partially offset by higher solar energy system sales. Non-GAAP revenue for the 2011 fourth quarter includes $54.3 million related to real estate and sale-leaseback transactions that will be recognized in earnings under GAAP in the future, primarily beyond 2012. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures included herein.

For the full year 2011, GAAP net sales were $2,715.5 million, an increase of 21% from $2,239.2 million in 2010, largely driven by increased sales at SunEdison. Non-GAAP net sales were $3,243.3 million in 2011, compared to $2,416.0 million in 2010 and include $527.8 million of adjustments for deferrals required under GAAP real estate and lease accounting.

Gross Margin

GAAP gross margin in the 2011 fourth quarter was (8.2%), compared to 13.6% in the fourth quarter of 2010 and 11.4% in the 2011 third quarter.  Non-GAAP gross margin was (1.0%) in the 2011 fourth quarter, compared to 19.3% in the fourth quarter of 2010 and 14.5% in the 2011 third quarter. GAAP and non-GAAP gross margin were negatively affected sequentially and year-over-year by significantly weaker solar wafer pricing, lower semiconductor wafer pricing, less favorable SunEdison project mix and higher operating expenses, and charges related to restructuring, including inventory charges of $97 million.

Net Income (Loss)

GAAP net loss for the 2011 fourth quarter was $1,484.4 million, or ($6.44) per share, compared to a net loss of $94.4 million, or ($0.41) per share, in the 2011 third quarter and net income of $12.6 million, or $0.05 per share, in the 2010 fourth quarter. Fourth quarter 2011 net loss includes charges of $1,401.2 million, due to restructuring, impairments and other charges, as described below.

-more-

2 | Page

Non-GAAP net loss for the 2011 fourth quarter was $48.9 million, or ($0.21) per share. Non-GAAP net loss includes the company’s customary adjustments related to its SunEdison project development business, and excludes restructuring, impairment and other charges. Excluding the largely non-cash adverse tax effects associated with world-wide income distribution (which tax effects impacted both GAAP and non-GAAP EPS), non-GAAP EPS for the 2011 fourth quarter was ($0.09).

Cash Flow
During the 2011 fourth quarter, cash used in operations was $176.6 million and free cash flow use was $164.3 million. Negative operating and free cash flow were primarily driven by increased working capital necessary to fund the construction of solar energy projects, including those held for sale. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $58.5 million in the 2011 fourth quarter, down from $85.9 million in the 2011 third quarter. For the full year 2011, capital spending was $452.5 million. The majority of this spend occurred in the first half of 2011 and was related to the Kuching, Malaysia solar wafering facility and the 300mm semiconductor capacity expansion in Korea. The company redirected its focus towards maintenance spending and reduced capital commitments in its Semiconductor Materials and Solar Materials businesses during the 2011 fourth quarter. The company expects 2012 capital expenditures to be less than $175 million.

Construction of solar energy systems of $127.9 million in the 2011 fourth quarter included solar energy systems currently classified as owned and carried as fixed assets. The majority of these projects are expected to become sale-leaseback transactions in which the assets are financed with non-recourse debt. Projects expected to result in direct sales are held in inventory, thus impacting operating cash flows as noted above.

MEMC ended the 2011 fourth quarter with cash and cash equivalents of $586 million, a decrease of $200 million from the prior quarter, primarily due to the delayed sales of solar energy projects. The company is actively engaged in implementing programs to manage its liquidity and capital resources and expects to maintain adequate liquidity during 2012.

Following is additional detail on fourth quarter 2011 results by segment.

Semiconductor Materials
Semiconductor Materials GAAP revenue was $227.9 million, a decrease of 15% compared to the 2011 third quarter and a decrease of 13% compared to the 2010 fourth quarter. The sequential decrease was driven by lower volume in smaller diameter wafers and to a lesser extent, moderately weaker prices across all diameters. The year-over-year decline was primarily due to lower volume and pricing for the company’s smaller diameter wafers, partially offset by higher volume but weaker prices for large diameter wafers.

-more-

3 | Page

Segment operating loss was $61.4 million, compared to operating profit of $18.5 million in the 2011 third quarter, and $25.6 million in the 2010 fourth quarter. Fourth quarter 2011 segment operating loss included $62.2 million of restructuring, impairment and other charges.

Solar Materials
Solar Materials GAAP revenue was $108.6 million, a 46% decrease from the 2011 third quarter and 61% decrease from the 2010 fourth quarter. The sequential and year-over-year declines were due to significantly weaker solar wafer volume and pricing. Going forward, solar wafer sales to external parties are expected to decline to minimal levels due to the company’s strategic shift to primarily supplying wafers for internal consumption by SunEdison, as well as the previously announced global restructuring, including the expected closure of the polysilicon manufacturing facility in Merano, Italy and the capacity reductions in the Portland, Oregon and Kuching, Malaysia facilities. As such, the Solar Materials segment was combined with SunEdison and will be reported as one Solar Energy business unit effective January 1, 2012.

Segment operating loss was $729.0 million, compared to an operating loss of $65.3 million in the 2011 third quarter, and operating profit of $38.1 million in the 2010 fourth quarter. Fourth quarter 2011 segment operating loss included restructuring, impairment and other charges of $721.5 million.

Solar Energy (SunEdison)
SunEdison GAAP revenue was $381.3 million, compared to revenue of $48.4 million in the 2011 third quarter, and $307.6 million in the 2010 fourth quarter. Approximately $142.6 million of the sequential increase was due to several large solar projects that were sold and included in non-GAAP revenue in the 2011 third quarter, but could not be recognized as GAAP revenue under real estate accounting requirements until the 2011 fourth quarter due to the expiration of certain indemnifications, obligations and guarantees customary for such system sales. Solar energy projects representing 102 MW were recognized under segment GAAP revenue in the 2011 fourth quarter, compared to 73 MW in the 2010 fourth quarter.

Segment non-GAAP revenue for the 2011 fourth quarter was $435.6 million, compared to $391.2 million in the 2011 third quarter and $407.0 million in the 2010 fourth quarter. Fourth quarter 2011 non-GAAP revenue includes net adjustments of $54.3 million related to direct sale and sale-leaseback transactions. Solar projects representing 109 MW were recognized under segment non-GAAP revenue, of which 67 MW were direct sales and 42 MW were sale-leaseback transactions.

Solar projects interconnected during the 2011 fourth quarter represented 161 MW, including 99 MW of direct sales projects, 45 MW of sale-leaseback projects, and 17 MW of debt financed projects. We intend to sell approximately 35 MW of the remaining direct sale projects by the middle of 2012.

-more-

4 | Page

For the full year 2011, projects sold and included in non-GAAP revenue totaled 274 MW, of which 181 MW were direct sales and 93 MW were sale-leaseback transactions. Solar projects interconnected during the full year 2011 were 296 MW, of which 181 MW were direct sales, 95 MW were sale-leaseback transactions and 20 MW were debt financed.

Fourth quarter 2011 segment GAAP operating loss was $433.7 million, compared to a segment operating loss of $29.6 million in the 2011 third quarter, and a segment operating loss of $5.9 million in the 2010 fourth quarter. GAAP segment operating loss in the 2011 fourth quarter included charges of $395.6 million, primarily related to goodwill impairments. In addition to these restructuring, impairment and other charges, GAAP operating loss in the 2011 fourth quarter resulted from timing differences between recognition of cost and revenue under GAAP accounting, especially revenue deferrals related to direct sale projects in the fourth quarter. As a result, the higher sequential and year-over-year operating loss was due to an increase in project completions, with accompanying increased GAAP costs but without accompanying GAAP revenue, and higher operating expenses to support planned growth.

SunEdison’s adjusted non-GAAP operating income for the 2011 fourth quarter was $13.2 million, compared to adjusted non-GAAP operating income of $36.4 million in the 2011 third quarter and $61.6 million in the fourth quarter of 2010. Segment non-GAAP operating income included charges of $395.6 million, primarily goodwill impairments. The sequential and year-over-year decline in adjusted non-GAAP operating profit, excluding these restructuring, impairment and other charges, was primarily due to less favorable project mix and higher operating expenses to support planned growth in the business.

SunEdison ended the 2011 fourth quarter with a pipeline of 3.0 GW, flat with the 3.0 GW pipeline in the 2011 third quarter and up over 100% from the 1.4 GW pipeline at the end of 2010. A solar energy system project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. There can be no assurance that all pipeline projects will convert to revenue, because in the ordinary course of our development business some fall-out is typical and certain projects will not be built. As of December 31, 2011, 255 MW of the pipeline was under construction. “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational.

Corporate/Other
Corporate/other costs were $24.1 million in the 2011 fourth quarter, compared to $27.4 million in the 2011 third quarter and $34.6 million in the 2010 fourth quarter. The sequential decline was primarily the result of lower legal fees and costs. The year-over-year decline reflected lower legal, consulting, stock compensation and other expenses.

-more-

5 | Page

Restructuring, Impairments and Other Non-Routine Charges
During the 2011 fourth quarter, the company initiated various restructuring actions in order to better align its operations relative to current and expected business conditions in the semiconductor and solar markets, with the goal of improving its competitive position, lowering ongoing operating costs and increasing cash flow generation across its business segments. The restructuring actions include the expected closure of the polysilicon manufacturing plant in Merano, Italy, capacity reduction at the Portland, Oregon and Kuching, Malaysia facilities, supplier contract terminations, an approximately 20% reduction in the company’s global workforce and the write-down of certain impaired assets and goodwill in its entirety. These activities are proceeding on plan and should be largely completed in 2012.

In the 2011 fourth quarter, estimated charges relating to restructuring, impairment and other totaled approximately $1.4 billion, of which approximately $1.2 billion will be non-cash. Included in cost of goods sold was $96.7 million of unfavorable inventory adjustments. Operating expenses also included estimated restructuring and impairment charges of $704.9 million and a goodwill impairment charge of $384.1 million. In addition, a charge of $214.1 million was incurred for the write-down of deferred tax assets, which charge is included in income tax expense. These deferred tax assets primarily relate to book-tax timing differences related to SunEdison financing sale-leaseback transactions which are considered taxable income at the time of sale but are not included in book income until the end of the lease. For GAAP purposes, the expected gain in the future is not taken into consideration regarding the recoverability of deferred tax assets. Please refer to the Three Months Ended December 31, 2011 - Restructuring, Impairment and Other Charges Summary table at the end of this press release for segment-level detail of the restructuring, impairments and other non-routine charges.

Outlook
In light of the current uncertainty in the semiconductor and solar markets, the company is not providing specific revenue and earnings guidance at this time. Instead, we are providing information on how we view the markets we serve, and our position in those markets. Accordingly, the company expects the following, assuming no significant worldwide economic issues or other exogenous shocks in 2012:

For the first quarter 2012:
•	Semiconductor cycle bottom in Q1 2012
	o	Expecting 10% - 15% lower revenue in Q1 2012 vs. Q4 2011
	o	Orders picking up for Q2 2012
•	Solar energy systems interconnection volume of less than 100 MW
	o	Approximately 50 MW will be recognized for non-GAAP revenue
	o	Approximately 45 MW of balance sheet projects
•	Solar energy systems average pricing of approximately $4.25/watt
•	Operating expenses less than $110 million
•	Capital spending less than $50 million
•	Interest / other expense less than $25 million
•	Non-GAAP tax rate of approximately 30%

 -more-

6 | Page

For the full year 2012:
•	Semiconductor revenue flat year-over-year
	o	Revenue in second half 2012 stronger than in first half 2012
•	Solar energy systems sales volume greater than 400 MW
•	Solar energy systems average pricing of approximately $3.75/watt
•	Operating expenses less than $375 million
•	Capital spending less than $175 million
•	Interest / other expense less than $100 million
•	Non-GAAP tax rate of approximately 30%

In addition, the company expects first quarter 2012 non-GAAP EPS to be roughly in line with fourth quarter 2011 non-GAAP EPS excluding restructuring, impairment, and other charges.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the SunEdison segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business. These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions. Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. Finally, because the vast majority of the restructuring, goodwill and other related charges and the unfavorable tax consequences from the GAAP financial measures are non-cash charges unrelated to ongoing operations, management determined that including among the non-GAAP financial performance measures that are presented herein, the adjusted non-GAAP earnings per share excluding these charges would be useful as more representative of the operating results of the reporting period. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
MEMC will host a conference call today, February 15 at 5:30 p.m. ET to discuss the company’s fourth quarter results, 2012 outlook and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

-more-

7 | Page

A replay of the conference call will be available from 8:30 p.m. ET on February 15, 2012, until 11:59 p.m. ET on February 22, 2012. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 236137. A replay will also be available on the company's web site at www.memc.com.

About MEMC
MEMC is a world leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that for the first quarter 2012: semiconductor cycle bottom in Q1 2012, with 10% - 15% lower revenue expected in Q1 2012 vs. Q4 2011 and orders picking up for Q2 2012; solar energy systems interconnection volume of less than 100 MW, with approximately 50 MW recognized for non-GAAP revenue and approximately 45 MW of balance sheet projects; solar energy systems average pricing of approximately $4.25/watt; operating expenses less than $110 million; capital spending less than $50 million; interest / other expense less than $25 million; non-GAAP tax rate of approximately 30%; and for the full year 2012: semiconductor revenue flat year-over-year, with revenue in second half 2012 stronger than in first half 2012; solar energy systems sales volume greater than 400 MW; solar energy systems average pricing of less than $3.75/watt; operating expenses less than $375 million; capital spending less than $175 million; interest / other expense less than $100 million; non-GAAP tax rate of approximately 30%; that first quarter 2012 non-GAAP EPS is expected to be roughly in line with fourth quarter 2011 non-GAAP EPS, excluding restructuring and other charges; that the company expects to maintain adequate liquidity during 2012; that the company intends to sell solar energy systems representing approximately 35 MW as direct sales by the middle of 2012; that the company expects a majority of 2011 fourth quarter constructed solar energy systems to become sale-leaseback transactions; and that restructuring activities should largely be completed in 2012. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for SunEdison projects; changes to accounting interpretations or accounting rules; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; market demand for our products and services; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States or elsewhere; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity, including the successful ramping of production at our Ipoh facility; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers; general economic conditions, including interest rates, the ability of our customers to pay their debts as they become due; our ability to realize the benefits of any announced or future facility closings and/or restructurings; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; seasonality or quarterly fluctuations in our SunEdison business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; delays in the restructuring of our manufacturing operations across different plants; actions by competitors, customers and suppliers; changes in the retail industry; changes in federal or state laws governing utilities; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

8 | Page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Net sales	$717.8	$516.2	$850.1	$2,715.5	$2,239.2
Cost of goods sold	776.6	457.6	734.1	2,420.6	1,902.1
Gross margin	(58.8)	58.6	116.0	294.9	337.1

Operating expenses:
Marketing and administration	82.0	83.8	72.8	352.8	267.0
Research and development	22.4	22.3	19.0	87.5	55.6
Goodwill impairment charges	384.1	56.4	-	440.5	-
Restructuring charges	339.5	(0.1)	1.0	350.7	5.3
Asset impairment charges	365.4	-	-	367.9	-
Insurance recovery	(4.0)	-	-	(4.0)	(11.9)
Operating (loss) income	(1,248.2)	(103.8)	23.2	(1,300.5)	21.1

Non-operating expenses (income):
Interest expense	26.3	20.7	5.8	77.2	29.0
Interest income	(1.4)	(1.3)	(0.7)	(4.5)	(5.5)
Decline in fair value of warrant	0.2	4.3	2.1	4.8	14.0
Other, net	14.6	9.1	1.7	6.1	(3.9)
Total non-operating expenses	39.7	32.8	8.9	83.6	33.6
(Loss) income before income taxes and equity in (loss) earnings of joint ventures	(1,287.9)	(136.6)	14.3	(1,384.1)	(12.5)
Income tax expense (benefit)	129.7	(43.2)	(9.0)	73.1	(53.3)
(Loss) income before equity in (loss) earnings of joint ventures	(1,417.6)	(93.4)	23.3	(1,457.2)	40.8
Equity in (loss) earnings of joint ventures, net of tax	(67.3)	1.2	-	(62.8)	7.2
Net (loss) income	(1,484.9)	(92.2)	23.3	(1,520.0)	48.0
Net loss (income) attributable to noncontrolling interests	0.5	(2.2)	(10.7)	(16.0)	(13.6)
Net (loss) income attributable to MEMC stockholders	$(1,484.4)	$(94.4)	$12.6	$(1,536.0)	$34.4

Basic (loss) income per share	$(6.44)	$(0.41)	$0.05	$(6.68)	$0.15
Diluted (loss) income per share	$(6.44)	$(0.41)	$0.05	$(6.68)	$0.15

Weighted-average shares used in computing basic (loss) income per share	230.4	230.3	227.0	229.9	226.9
Weighted-average shares used in computing diluted (loss) income per share	230.4	230.3	230.8	229.9	230.2

RESULTS BY REPORTABLE SEGMENT

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
GAAP	2011	2011	2010	2011	2010
Net sales:
Semiconductor Materials	$227.9	$268.4	$262.6	$1,023.1	$992.6
Solar Materials	108.6	199.4	279.9	957.4	826.1
Solar Energy	381.3	48.4	307.6	735.0	420.5
Consolidated net sales	$717.8	$516.2	$850.1	$2,715.5	$2,239.2
Operating (loss) income:
Semiconductor Materials	$(61.4)	$18.5	$25.6	$(31.1)	$68.2
Solar Materials	(729.0)	(65.3)	38.1	(665.7)	86.9
Solar Energy	(433.7)	(29.6)	(5.9)	(478.3)	(10.7)
Corporate and other	(24.1)	(27.4)	(34.6)	(125.4)	(123.3)
Consolidated operating (loss) income	$(1,248.2)	$(103.8)	$23.2	$(1,300.5)	$21.1
Non-GAAP
Adjustments for restructuring, impairment and other charges by segment:
Semiconductor Materials	$62.2
Solar Materials	721.5
Solar Energy	395.6
Corporate and other	0.9
Total adjustments	$1,180.2
Non-GAAP adjusted operating (loss) income by segment: [A]
Semiconductor Materials	$0.8
Solar Materials	(7.5)
Solar Energy	(38.1)
Corporate and other	(23.2)
Consolidated operating loss	$(68.0)

 [A] These adjustments do not include $78.9 of non-operating changes related to investment and joint venture impairments.

9 | Page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

EBITDA CALCULATION [A]

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Net (loss) income	$(1,484.4)	$(94.4)	$12.6	$(1,536.0)	$34.4
Net interest expense	24.9	19.4	5.1	72.7	23.5
Depreciation and amortization	65.4	57.1	45.2	227.1	164.8
Income tax expense (benefit)	129.7	(43.2)	(9.0)	73.1	(53.3)
EBITDA [A]	$(1,264.4)	$(61.1)	$53.9	$(1,163.1)	$169.4

[A] .	EBITDA is a non-GAAP disclosure consisting of net (loss) income plus interest expense, net, depreciation and amortization and provision for income taxes. The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents.

THREE MONTHS ENDED DECEMBER 31, 2011 RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES SUMMARY

	Segment
Type of Charge	Semiconductor Materials	Solar Materials	Solar Energy	Corporate	Total

Restructuring	$35.6	$299.3	$3.7	$0.9	$339.5

Long-lived asset impairment	7.4	353.6	4.4	-	365.4

Investment/JV impairments	-	78.9	-	-	78.9

Inventory adjustments and other	14.2	76.6	5.9	-	96.7

Goodwill impairment	-	-	384.1	-	384.1

Other non-routine items	5.0	(8.0)	(2.5)	-	(5.5)

Subtotal	62.2	800.4	395.6	0.9	1,259.1

Tax valuation allowance	-	-	-	214.1	214.1

Tax benefit of charges	-	-	-	(72.0)	(72.0)

Total	$62.2	$800.4	$395.6	$143.0	$1,401.2

10 | Page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$585.8	$707.3
Restricted cash	125.2	43.8
Accounts receivable	202.9	296.0
Inventories	321.8	214.6
Solar energy systems held for sale and development	373.0	237.5
Prepaid and other current assets	277.2	238.1
Total current assets	1,885.9	1,737.3
Investments	54.5	110.3
Property, plant and equipment, net:
Semiconductor and Solar Materials	1,253.7	1,465.9
Solar energy systems	1,139.4	567.6
Deferred tax assets, net	44.8	139.3
Restricted cash	37.5	18.7
Other assets	316.6	177.6
Goodwill	-	342.7
Intangible assets, net	149.2	52.5
Total assets	$4,881.6	$4,611.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3.7	$6.4
Short-term solar energy system financing	144.2	65.7
Accounts payable	694.6	745.5
Accrued liabilities	409.0	258.4
Deferred revenue for solar energy systems	41.4	8.8
Contingent consideration related to acquisitions	71.6	106.4
Customer deposits	72.4	92.9
Total current liabilities	1,436.9	1,284.1
Long-term debt and capital lease obligations, less current portion	567.7	20.5
Long-term solar energy system financing and capital lease obligations, less current portion	1,211.2	590.1
Pension and post-employment liabilities	69.4	54.1
Customer deposits	276.8	116.2
Deferred revenue for solar energy systems	157.4	75.0
Semiconductor and Solar Materials deferred revenue	51.2	115.2
Other liabilities	326.1	61.1
Total liabilities	4,096.7	2,316.3

Stockholders' equity:
Preferred stock	-	-
Common stock	2.4	2.4
Additional paid-in capital	621.7	557.9
Retained earnings	577.5	2,113.5
Accumulated other comprehensive (loss) income	(3.9)	34.1
Treasury stock	(459.8)	(456.2)
Total MEMC stockholders' equity	737.9	2,251.7
Noncontrolling interests	47.0	43.9
Total stockholders' equity	784.9	2,295.6
Total liabilities and stockholders' equity	$4,881.6	$4,611.9

11 | Page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING	December 31,	December 31,
	2011	2010

Senior notes	$550.0	$-
Semiconductor Materials - Bank debt and capital lease obligations	21.4	26.9
Solar Energy - Debt	36.1	37.4
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations	144.2	65.7
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion	1,175.1	552.7
Total	$1,926.8	$682.7

NON-GAAP RECONCILIATION OF FREE CASH FLOW	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Net cash (used in) provided by operating activities	$(176.6)	$187.7	$286.6	$(15.3)	$347.6

Capital expenditures	(58.5)	(85.9)	(115.1)	(452.5)	(352.0)
Construction of solar energy systems	(127.9)	(243.5)	(101.5)	(598.1)	(280.1)
Proceeds from solar energy system financing and capital lease obligations	416.5	477.2	172.6	1,111.3	364.4
Repayments of solar energy system financing and capital lease obligations	(184.5)	(55.2)	(42.4)	(306.6)	(61.1)
Purchases of and dividends to noncontrolling interests of solar energy systems	(33.3)	-	(11.8)	(48.5)	(11.8)
Free cash flow	$(164.3)	$280.3	$188.4	$(309.7)	$7.0

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flows which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of the leases, resulting in a gain on sale that is deferred and not immediately included in net income. Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings.

12 | Page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Cash flows from operating activities:
Net (loss) income	$(1,484.9)	$(92.2)	$23.3	$(1,520.0)	$48.0
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	65.4	57.1	45.2	227.1	164.8
Stock-based compensation	12.2	10.7	12.5	43.9	51.6
Goodwill impairment charges	384.1	56.4	-	440.5	-
Asset impairment charges	381.7	-	-	381.7	-
Impairment of investments	78.9	-	-	78.9	-
Provision (benefit) for deferred income taxes	163.5	(34.4)	(5.2)	60.0	(44.7)
Deferred revenue recognized	(6.6)	(20.4)	(3.5)	(67.9)	(13.1)
Loss (gain) on supplier agreements	41.3	(15.8)	-	77.9	-
Gain on contingent consideration for acquisitions	(12.9)	(6.0)	(3.0)	(25.2)	(3.0)
Decline in fair value of warrant	0.2	4.3	2.1	4.8	14.0
Changes in operating assets and liabilities (net of effects from acquisitions)
Accounts receivable	49.6	15.5	(40.8)	73.6	(117.2)
Accounts payable	(101.6)	171.6	162.2	31.4	370.7
Inventories	52.5	(45.5)	(53.7)	(108.2)	(65.0)
Solar energy systems held for sale and development	38.0	(194.1)	92.2	(167.5)	(158.5)
Deferred revenue for solar energy systems	(79.6)	153.1	4.3	123.4	78.8
Customer deposits	7.0	112.6	26.2	109.5	48.4
Working capital and other	234.6	14.8	24.8	220.8	(27.2)
Net cash (used in) provided by operating activities	(176.6)	187.7	286.6	(15.3)	347.6

Cash flows from investing activities:
Capital expenditures	(58.5)	(85.9)	(115.1)	(452.5)	(352.0)
Construction of solar energy systems	(127.9)	(243.5)	(101.5)	(598.1)	(280.1)
Purchases of cost and equity method investments	-	(1.1)	(2.0)	(50.4)	(18.8)
Change in restricted cash	(40.8)	(67.1)	6.9	(123.8)	(1.8)
Proceeds from sale of property plant and equipment	3.2	3.6	-	43.9	-
Receipts from (payments to) vendors for deposits and loans, net	-	4.3	(17.0)	(14.5)	(85.0)
Cash paid for acquisitions, net of cash acquired	-	(133.9)	-	(162.6)	(73.5)
Proceeds from sale and maturities of investments	-	-	-	-	185.0
Proceeds from return of equity method investments	12.0	70.0	7.7	95.7	85.3
Other	-	-	(1.4)	(0.6)	19.1
Net cash used in investing activities	(212.0)	(453.6)	(222.4)	(1,262.9)	(521.8)

Cash flows from financing activities:
Proceeds from senior notes issuance	-	-	-	550.0	-
Cash paid for SunEdison acquisition contingent consideration	-	-	-	(50.2)	-
Proceeds from solar energy system financing and capital lease obligations	416.5	477.2	172.6	1,111.3	364.4
Repayments of solar energy system financing and capital lease obligations	(184.5)	(55.2)	(42.4)	(306.6)	(61.1)
Common stock issued and repurchased	(0.8)	(0.1)	(2.5)	(3.6)	(2.8)
Purchases of and dividends to noncontrolling interests	(33.8)	-	(18.3)	(49.0)	(8.3)
Payment of debt financing fees	(5.0)	(11.4)	(3.8)	(39.8)	(12.9)
Net repayments of customer deposits
related to long-term supply agreements	(0.4)	(6.1)	(2.5)	(57.7)	(31.3)
Repayment of finance obligations	-	-	(50.0)	-	-
Principal payments on long-term debt	(1.9)	-	(1.8)	(3.7)	(4.8)
Net cash provided by financing activities	190.1	404.4	51.3	1,150.7	243.2

Effect of exchange rate changes on cash and cash equivalents	(1.8)	(4.3)	3.7	6.0	5.6

Net (decrease) increase in cash and cash equivalents	(200.3)	134.2	119.2	(121.5)	74.6
Cash and cash equivalents at beginning of period	786.1	651.9	588.1	707.3	632.7
Cash and cash equivalents at end of period	$585.8	$786.1	$707.3	$585.8	$707.3

13 | Page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(Unaudited; In millions, except per share data) [A]

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$772.1	$859.0	$949.5	$3,243.3	$2,416.0
Non-GAAP gross margin	(7.5)	124.6	183.5	463.3	418.0
Adjusted Non-GAAP gross margin	89.2
Non-GAAP gross margin percentage	-1.0%	14.5%	19.3%	14.3%	17.3%
Non-GAAP operating (loss) income	(1,196.9)	(37.8)	90.7	(1,132.1)	102.0
Adjusted Non-GAAP operating loss	(16.7)
Non-GAAP net (loss) income	(1,450.1)	(50.3)	59.4	(1,412.7)	89.9
Adjusted Non-GAAP net loss	(48.9)
Adjusted Non-GAAP fully diluted loss per share	(0.21)
Adjusted Non-GAAP fully diluted loss per share excluding tax adjustment	(0.09)

Reconciliations of GAAP to Non-GAAP Measures

MEMC Inc. Consolidated
GAAP net sales	$717.8	$516.2	$850.1	$2,715.5	$2,239.2
Direct sales [B]	(125.2)	191.7	58.1	125.5	75.7
Financing sale-leasebacks [C]	179.5	151.1	41.3	402.3	101.1
Non-GAAP net sales	$772.1	$859.0	$949.5	$3,243.3	$2,416.0

GAAP gross margin	$(58.8)	$58.6	$116.0	$294.9	$337.1
Direct sales [B]	19.6	35.4	58.4	94.1	61.4
Cash gain received on financing sale-leasebacks [C]	31.7	30.6	9.1	74.3	19.5
Non-GAAP gross margin	$(7.5)	$124.6	$183.5	$463.3	$418.0
Adjustment for restructuring, impairment and other charges [D]	96.7
Adjusted Non-GAAP gross margin	$89.2

GAAP operating (loss) income	$(1,248.2)	$(103.8)	$23.2	$(1,300.5)	$21.1
Direct sales [B]	19.6	35.4	58.4	94.1	61.4
Cash gain received on financing sale-leasebacks [C]	31.7	30.6	9.1	74.3	19.5
Non-GAAP operating (loss) income	$(1,196.9)	$(37.8)	$90.7	$(1,132.1)	$102.0
Adjustments for restructuring, impairment and other charges [D]	1,180.2
Adjusted Non-GAAP operating loss	$(16.7)

GAAP net (loss) income	$(1,484.4)	$(94.4)	$12.6	$(1,536.0)	$34.4
Recurring Non-GAAP adjustments, net of tax [B, C and E]	34.3	44.1	46.8	123.3	55.5
Non-GAAP net (loss) income	$(1,450.1)	$(50.3)	$59.4	$(1,412.7)	$89.9
Adjustments for restructuring, impairment and other charges [D]	1,401.2
Adjusted Non-GAAP net loss	$(48.9)

GAAP fully diluted (loss) income per share	$(6.44)	$(0.41)	$0.05	$(6.68)	$0.15
Recurring Non-GAAP adjustments	0.15	0.19	0.20	0.54	0.24
Non-GAAP fully diluted (loss) income per share	$(6.29)	$(0.22)	$0.25	$(6.14)	$0.39
Adjustments for restructuring, impairment and other charges [D]	6.08
Adjusted Non-GAAP fully diluted loss per share	$(0.21)

Adjusted Non-GAAP fully diluted loss per share	$(0.21)
Change in tax rates due to earnings mix [F]	0.12
Adjusted Non-GAAP fully diluted loss per share excluding tax adjustment	$(0.09)

[A]	Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy (SunEdison) segment. The Company believes that these non-GAAP measures represent important internal measures of performance for the SunEdison business, and better reflect SunEdison’s income and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the SunEdison business unit. MEMC management uses these measures to manage the SunEdison business because it believes these measures are more representative of the operational health and performance of that business. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]	These non-GAAP measures include adjustments to revenue in the Company’s SunEdison business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]	Adjustment relates to revenue from SunEdison sale/leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D]	These special adjustments relate to non-cash charges (goodwill and deferred tax asset impairments), restructuring and other costs (primarily non-cash) to streamline future operations. Management believes it is useful to have non-GAAP EPS reflect exclusion of these charges as it is more representative of the results of the continuing operations in the reporting period. This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

[E]	Income tax has been calculated using the estimated effective tax rate for MEMC in the jurisdictions giving rise to the related adjustments.

[F]	Adjustment relates to tax effects associated with world-wide income distribution (which tax effects impacted both GAAP and non-GAAP EPS).

14 | Page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(Unaudited; In millions) [A]

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$435.6	$391.2	$407.0	$1,262.8	$597.3
Solar Energy Segment Non-GAAP operating (loss) income	(382.4)	36.4	61.6	(309.9)	70.2
Solar Energy Segment Adjusted Non-GAAP operating income	13.2
Solar Energy Segment adjusted Non-GAAP operating income as a percentage of Non-GAAP net sales	3%

Reconciliations of GAAP to Non-GAAP Measures

Solar Energy Segment
Solar Energy GAAP net sales	$381.3	$48.4	$307.6	$735.0	$420.5
Direct sales [B]	(125.2)	191.7	58.1	125.5	75.7
Cash gain received on financing sale-leasebacks [C]	179.5	151.1	41.3	402.3	101.1
Solar Energy Non-GAAP net sales	$435.6	$391.2	$407.0	$1,262.8	$597.3

Solar Energy GAAP operating loss	$(433.7)	$(29.6)	$(5.9)	$(478.3)	$(10.7)
Direct sales [B]	19.6	35.4	58.4	94.1	61.4
Cash gain received on financing sale-leasebacks [C]	31.7	30.6	9.1	74.3	19.5
Solar Energy Non-GAAP operating (loss) income	$(382.4)	$36.4	$61.6	$(309.9)	$70.2
Adjustments for restructuring, impairment and other charges [D]	395.6
Adjusted Non-GAAP operating income	$13.2

[A], [B], [C], [D] - See previous page

15 | Page